EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

PITTSBURGH, Apr. 22, 2015 - TriState Capital Holdings, Inc. (NASDAQ: TSC) today reported solid growth in first quarter 2015 net income, earnings per share and total revenue over the first quarter of 2014, driven by excellent credit quality, investment management fees and continued double-digit expansion of lending.

Net income was $5.1 million, or $0.18 per diluted share, in the first quarter of 2015, compared to $4.6 million, or $0.16 per share, in the prior year quarter. Results for the first quarter of 2014 included $1.0 million in pre-tax gains from the sales of investment securities and one month’s contribution from the Chartwell Investment Partners acquisition, which closed March 5, 2014. Compared to the fourth quarter of 2014, net income was unchanged.

“Robust first quarter results clearly exhibit our disciplined execution of TriState Capital’s profitable-growth strategy,” said Chief Executive Officer James F. Getz. “Over the last 12 months, we have delivered a 32% increase in total revenue, 28% growth in loans while maintaining high credit quality, and 28% growth in pre-tax, pre-provision earnings. In the last quarter alone, we expanded private banking channel lending by 8%, surpassing $1 billion for the first time, and increased Chartwell assets under management by 5%. We are very pleased with our early momentum at the start of 2015.”

FIRST QUARTER 2015 HIGHLIGHTS

•	Non-interest income grew to represent 35.5% of total revenue, excluding investment securities gains

•	Total loans increased 13.0%, annualized

•	Total deposits increased 18.2%, annualized

•
Lower regulatory capital required for much of TriState Capital’s private banking channel lending under Basel III rules implemented Jan. 1, 2015 resulted in the holding company’s total risk-based ratio improving to 14.39% at period end from 11.02% at Dec. 31, 2014, making $70 million of regulatory capital available to the bank

•	Total adverse-rated credits declined 14.3%

TriState Capital’s net interest income (NII) totaled $16.5 million in the first quarter of 2015, compared to $17.5 million in the linked fourth quarter of 2014 and $15.9 million in the first quarter of 2014. Linked quarter net interest income included $762,000 in deferred-interest income earned from the full payoff of a previously non-performing loan during the quarter, as well as the impact of two additional days of NII in the period. Significant organic expansion of the bank’s loan portfolio occurred late in the first quarter of 2015, preceded by robust deposit growth. Net interest margin was 2.44% in the first quarter of 2015, compared to 2.61% in the linked quarter, which included approximately 12 basis points from the full payoff of the previously mentioned non-performing loan.

Provision expense totaled $925,000, or 0.15% of average loans, annualized, for the first quarter of 2015, compared to $608,000, or 0.13% of average loans, annualized, in the year ago quarter. In the fourth quarter of 2014, TriState Capital recorded negative provision expense of $209,000, primarily driven by an $800,000 specific reserve reversal resulting from the full payoff of the previously mentioned non-performing loan.

First quarter 2015 non-interest income was $9.1 million, compared to $8.8 million in the linked quarter and $4.5 million in the year-ago quarter, which included one month of investment management fee income from Chartwell totaling $2.5 million, as well as $1.0 million in pre-tax gains from the sales of investment securities. Investment management fees were $7.7 million in both the first quarter of 2015 and the fourth quarter of 2014. First quarter of 2015 non-interest income also reflected higher swap fees and Federal Home Loan Bank dividends. Non-interest income, excluding net gains on sales of investment

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securities, represented 35.5% of total revenue in the first quarter of 2015, compared to 33.5% in the linked quarter and 17.9% in the year-ago quarter.

In the first quarter of 2015, TriState Capital’s total revenue was $25.5 million, compared to $26.3 million in the linked quarter and up 31.9% from $19.3 million in the year-ago quarter. The linked quarter included $762,000 in deferred loan interest income and two additional business days of NII.

First quarter 2015 non-interest expenses were $17.1 million, or 2.41% of average assets on an annualized basis, compared to $19.4 million, or 2.74%, in the linked quarter and $12.8 million, or 2.22%, in prior year quarter. Excluding the $1.6 million Chartwell incremental earnout accrual during the linked quarter, fourth quarter 2014 non-interest expenses were $17.8 million, or 2.51% of average assets on an annualized basis. Non-interest expenses were higher than in the year-ago quarter, largely as a result of the March 2014 acquisition of Chartwell. The first quarter 2015 efficiency ratio, as adjusted, for the bank was 62.86%, compared to 61.84% in the linked quarter and 64.11% in the year-ago quarter.

First quarter 2015 pre-tax, pre-provision net revenue was $8.4 million versus $7.0 million in the linked quarter and $6.5 million in the year-ago quarter.

The company’s first quarter effective tax rate increased to 32.5% from 29.1% in the linked quarter, reflecting Chartwell as a larger percentage of TriState Capital’s consolidated taxable income.

BALANCE SHEET GROWTH
Loans totaled $2.48 billion at March 31, 2015, increasing 3.2%, or 13.0% annualized, during the first quarter of 2015. Total loans grew 28.3% over the 12 months ended March 31, 2015. Private banking channel loans totaled $1.06 billion, growing 31.0%, annualized, from the end of the linked quarter and 76.9% from the end of the year-ago quarter. CRE loans totaled $754.4 million, growing 11.7%, annualized, from the end of the linked quarter and 27.5% from the end of the year-ago quarter. C&I loan balances were $657.9 million at March 31, 2015, decreasing 11.7%, annualized, from the end of the linked quarter and 10.7% from one year prior.

Deposits grew by 18.2%, annualized, during the first quarter to $2.44 billion at March 31, 2015, while deposit funding costs increased 2 basis points from the linked quarter. Compared to the year-ago quarter, deposits grew 11.4% at period end, while deposit funding costs were flat at 49 basis points.

TriState Capital remains very well positioned to profit from a rising interest-rate environment, and the bank continues to manage a highly asset-sensitive balance sheet. At March 31, 2015, 82% of TriState Capital’s loans and 64% of its securities portfolio were floating rate. In addition, 35% of deposits were fixed-rate time deposits. The duration of the investment portfolio was 1.6 as of March 31, 2015.

ASSET QUALITY
TriState Capital experienced net recoveries on loans previously charged off totaling $7,000 during the first quarter, compared to net charge offs totaling $1.9 million, or 0.32% of average loans, annualized, for the linked quarter and $852,000, or 0.19%, in the year-ago quarter. Non-performing assets represented 1.05% of total assets at March 31, 2015, improving from 1.11% at Dec. 31, 2014 and 1.20% at March 31, 2014. In addition, total adverse-rated credits declined by 14.3% for the first quarter of 2015.

The company’s allowance for loan losses is impacted by its growing portfolio of private banking channel loans secured by marketable securities, which have lower provision based on their lower risk profile. The allowance for loan losses represented 0.86% of total loans at March 31, 2015, compared to 0.84% at Dec. 31, 2014 and 0.97% at March 31, 2014.

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INVESTMENT MANAGEMENT
Chartwell’s assets under management (AUM) grew to $8.1 billion at March 31, 2015, compared to $7.7 billion at Dec. 31, 2014 and $8.0 billion at March 31, 2014. First quarter AUM growth reflects $272 million in new business and new flows from existing accounts, as well as market appreciation of $256 million, partially offset by outflows of $138 million. The weighted average fee rate for the fourth quarter was 0.37%, consistent with the linked quarter.

Chartwell investment management fees remained in line with the linked quarter at $7.7 million. Continued strong performance reflects net inflows, including those into new funds launched in 2014 and strong product performance relative to benchmarks across disciplines.

Net income for the Chartwell segment totaled $1.1 million for the first quarter of 2015, comprising 21% of TriState Capital Holdings, Inc.’s consolidated net income.

CAPITAL STRENGTH AND FLEXIBILITY
Under Basel III capital rules effective Jan. 1, 2015, the company benefits from risk-weighted capital treatment recognizing the lower-risk profile of TriState Capital’s private banking channel non-purpose margin loans, which are over-collateralized by cash and marketable securities that are marked to market and monitored daily. Accordingly, TriState Capital Holdings’ total risk-based capital ratio increased to 14.39% at March 31, 2015, from 11.02% at Dec. 31, 2014. TriState Capital Bank’s total risk-based capital ratio increased to 13.65% at March 31, 2015, from 10.69% at Dec. 31, 2014. This implementation had the favorable net effect of making $70 million of regulatory capital available to the bank in the first quarter of 2015.

The company currently expects to continue the execution of its growth strategy without the need to externally raise additional capital for the foreseeable future, given Basel III’s recognition of the credit-risk-mitigation benefits of loans backed by financial collateral, including TriState Capital’s private banking channel non-purpose margin loans.

TriState Capital’s other capital ratios also continue to exceed the highest required regulatory benchmark levels. As of March 31, 2015, TriState Capital Holdings reported ratios of 12.13% for tier 1 risk-based capital, 12.13% for common equity tier 1 risk-based capital and 9.42% for tier 1 leverage.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call tomorrow to review its financial results and operating performance.

The live conference call on April 23 will be held at 8:30 a.m. ET. Telephone participants may avoid any delays by pre-registering for the call using the link http://dpregister.com/10063586 to receive a special dial-in number and PIN. Telephone participants who are unable to pre-register should dial in at least 10 minutes prior to the call and request the “Tristate Capital Holdings call.” The call may be accessed by dialing 888-339-0757 from the United States, 855-669-9657 from Canada or 412-902-4194 from other international locations.

A replay of the call will be available approximately one hour after the end of the conference through April 30. The replay may be accessed by dialing 877-344-7529 from the United States or 412-317-0088 from other locations and entering the conference number 10063586.

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ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. (NASDAQ: TSC) is a bank holding company headquartered in Pittsburgh, Pa., providing commercial banking, private banking and investment management services to middle-market companies, institutional clients and high-net-worth individuals. Its TriState Capital Bank subsidiary has $2.9 billion in assets, as of March 31, 2015, and serves middle-market commercial customers through regional representative offices in Pittsburgh, Philadelphia, Cleveland, Princeton, N.J., and New York City, as well as high-net-worth individuals nationwide through its national referral network of financial intermediaries. Its Chartwell Investment Partners subsidiary has $8.1 billion in assets under management, as of March 31, 2015, and serves institutional clients and TriState Capital’s financial intermediary network. For more information, please visit http://investors.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital’s future results, please see the company’s most-recent annual and quarterly reports filed on Form 10-K and Form 10-Q.

NON-GAAP FINANCIAL DISCLOSURES
This news release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Although TriState Capital believes non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and accompanying tables.

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MEDIA CONTACTS
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

INVESTOR RELATIONS CONTACT
TriState Capital Holdings, Inc.
Brian Fetterolf
412-304-0451
investorrelations@tscbank.com

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
	2015	2014	2014
Period-end balance sheet data:
Cash and cash equivalents	$114,554	$105,710	$291,449
Total investment securities	189,650	206,163	201,280
Total loans	2,477,130	2,400,052	1,930,491
Allowance for loan losses	(21,205)	(20,273)	(18,752)
Total loans, net of allowance for loan losses	2,455,925	2,379,779	1,911,739
Goodwill and other intangibles, net	51,985	52,374	53,498
Other assets	103,997	102,831	83,729
Total assets	$2,916,111	$2,846,857	$2,541,695

Total deposits	$2,441,956	$2,336,953	$2,192,963
Borrowings	125,000	165,000	20,000
Other liabilities	40,986	39,514	29,350
Total liabilities	2,607,942	2,541,467	2,242,313

Total shareholders' equity	308,169	305,390	299,382

Total liabilities and shareholders' equity	$2,916,111	$2,846,857	$2,541,695

Income statement data:
Interest income	$19,995	$20,933	$18,308
Interest expense	3,539	3,417	2,446
Net interest income	16,456	17,516	15,862
Provision (credit) for loan losses	925	(209)	608
Net interest income after provision for loan losses	15,531	17,725	15,254
Non-interest income:
Investment management fees	7,655	7,681	2,454
Net gain on the sale of investment securities available-for-sale	17	—	1,014
Other non-interest income	1,386	1,149	1,012
Total non-interest income	9,058	8,830	4,480
Non-interest expense:
Intangible amortization expense	389	390	130
Earnout expense related to Chartwell acquisition	—	1,614	—
Other non-interest expense	16,713	17,374	12,662
Total non-interest expense	17,102	19,378	12,792
Income before tax	7,487	7,177	6,942
Income tax expense	2,431	2,085	2,326
Net income	$5,056	$5,092	$4,616

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2015	2014	2014
Per share and share data:
Earnings per share:
Basic	$0.18	$0.18	$0.16
Diluted	$0.18	$0.18	$0.16
Book value per common share	$11.00	$10.88	$10.43
Tangible book value per common share (1)	$9.15	$9.02	$8.57
Common shares outstanding, at end of period	28,008,462	28,060,888	28,690,279
Average common shares outstanding:
Basic	27,891,931	28,419,773	28,690,279
Diluted	27,953,744	28,470,798	29,184,378

Performance ratios:
Return on average assets (2)	0.71%	0.72%	0.80%
Return on average equity (2)	6.66%	6.56%	6.29%
Net interest margin (2) (3)	2.44%	2.61%	2.86%
Bank efficiency ratio (1)	62.86%	61.84%	64.38%
Bank efficiency ratio, as adjusted (1)	62.86%	61.84%	64.11%
Efficiency ratio (1)	67.07%	73.55%	66.18%
Efficiency ratio, as adjusted (1)	65.55%	65.95%	65.28%
Non-interest expense to average assets (2)	2.41%	2.74%	2.22%
Pre-tax, pre-provision net revenue per average employee (2)	$184	$152	$193

Asset quality:
Non-performing loans	$28,926	$30,232	$29,015
Non-performing assets	$30,692	$31,602	$30,428
Other real estate owned	$1,766	$1,370	$1,413
Non-performing assets to total assets	1.05%	1.11%	1.20%
Allowance for loan losses to total loans	0.86%	0.84%	0.97%
Allowance for loan losses to non-performing loans	73.31%	67.06%	64.63%
Net charge-offs (recoveries)	$(7)	$1,894	$852
Net charge-offs (recoveries) to average total loans (2)	—%	0.32%	0.19%

Revenue:
Total revenue (1)	$25,497	$26,346	$19,328
Pre-tax, pre-provision net revenue (1)	$8,395	$6,968	$6,536

Capital ratios:
Tangible equity to tangible assets (1)	8.94%	9.05%	9.88%
Tier 1 leverage ratio	9.42%	9.21%	10.61%
Common equity tier 1 risk-based capital ratio	12.13%	N/A	N/A
Tier 1 risk-based capital ratio	12.13%	9.24%	10.89%
Total 1 risk-based capital ratio	14.39%	11.02%	11.74%

Assets under management	$8,104,000	$7,714,000	$7,971,000

(1)
These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.

(2)	Ratios are annualized.

(3)	Net interest margin is calculated on a fully taxable equivalent basis.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$118,761	$102	0.35%	$100,475	$88	0.35%	$181,784	$150	0.33%
Federal funds sold	5,807	1	0.07%	6,843	1	0.06%	7,567	1	0.05%
Investment securities available-for-sale	161,484	488	1.23%	171,235	519	1.20%	187,882	664	1.43%
Investment securities held-to-maturity	35,744	352	3.99%	45,020	413	3.64%	25,253	217	3.48%
Total loans	2,425,211	19,110	3.20%	2,349,968	19,970	3.37%	1,857,570	17,334	3.78%
Total interest-earning assets	2,747,007	20,053	2.96%	2,673,541	20,991	3.11%	2,260,056	18,366	3.30%
Other assets	133,204			131,343			73,251
Total assets	$2,880,211			$2,804,884			$2,333,307

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$115,543	$120	0.42%	$103,454	$110	0.42%	$24,106	$6	0.10%
Money market deposit accounts	1,259,148	1,220	0.39%	1,180,448	1,147	0.39%	961,955	880	0.37%
Time deposits (excluding CDARS®)	442,402	987	0.90%	439,620	948	0.86%	466,372	986	0.86%
CDARS® time deposits	422,955	565	0.54%	408,893	535	0.52%	420,170	553	0.53%
Borrowings:
FHLB borrowing	100,389	93	0.38%	133,315	123	0.37%	20,222	21	0.42%
Subordinated notes payable	35,000	554	6.42%	35,000	554	6.28%	—	—	—%
Total interest-bearing liabilities	2,375,437	3,539	0.60%	2,300,730	3,417	0.59%	1,892,825	2,446	0.52%
Noninterest-bearing deposits	161,850			157,597			125,772
Other liabilities	35,147			38,454			16,924
Shareholders' equity	307,777			308,103			297,786
Total liabilities and shareholders' equity	$2,880,211			$2,804,884			$2,333,307

Net interest income		$16,514			$17,574			$15,920
Net interest spread			2.36%			2.52%			2.78%
Net interest margin (1)			2.44%			2.61%			2.86%

(1)	Net interest income and net interest margin are calculated on a fully taxable equivalent basis.

EXHIBIT 99

TRISTATE CAPITAL HOLDINGS, INC.
LOAN COMPOSITION (UNAUDITED)

	March 31, 2015		December 31, 2014		March 31, 2014
(Dollars in thousands)	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans	Loan Balance	Percent of Total Loans
Private banking channel loans	$1,064,847	43.0%	$989,302	41.2%	$602,115	31.2%
Middle-market banking channel loans:
Commercial and industrial	657,894	26.6%	677,493	28.2%	736,689	38.2%
Commercial real estate	754,389	30.4%	733,257	30.6%	591,687	30.6%
Total middle-market banking channel loans	1,412,283	57.0%	1,410,750	58.8%	1,328,376	68.8%
Total loans	$2,477,130	100.0%	$2,400,052	100.0%	$1,930,491	100.0%

TRISTATE CAPITAL HOLDINGS, INC.
STATEMENT OF INCOME BY REPORTABLE SEGMENT (UNAUDITED)

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
(Dollars in thousands)	Bank	Investment Management	Consolidated	Bank	Investment Management	Consolidated
Income statement data:
Interest income	$19,995	$—	$19,995	$18,308	$—	$18,308
Interest expense	3,539	—	3,539	2,446	—	2,446
Net interest income	16,456	—	16,456	15,862	—	15,862
Provision for loan losses	925	—	925	608	—	608
Net interest income after provision for loan losses	15,531	—	15,531	15,254	—	15,254
Non-interest income:
Investment management fees	—	7,655	7,655	—	2,454	2,454
Net gain on the sale of investment securities available-for-sale	17	—	17	1,014	—	1,014
Other non-interest income	1,385	1	1,386	1,012	—	1,012
Total non-interest income	1,402	7,656	9,058	2,026	2,454	4,480
Non-interest expense:
Intangible amortization expense	—	389	389	—	130	130
Other non-interest expense	11,215	5,498	16,713	10,863	1,799	12,662
Total non-interest expense	11,215	5,887	17,102	10,863	1,929	12,792
Income before tax	5,718	1,769	7,487	6,417	525	6,942
Income tax expense	1,743	688	2,431	2,105	221	2,326
Net income	$3,975	$1,081	$5,056	$4,312	$304	$4,616
The Investment Management segment activity began on March 5, 2014, upon closing of the Chartwell acquisition.

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TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible equity,” “tangible equity to tangible assets,” “tangible book value per common share,” “total revenue,” “pre-tax, pre-provision net revenue,” and “efficiency ratio.” Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

“Tangible equity” is defined as shareholders' equity reduced by intangible assets, including goodwill, if any. We believe this measure is important to management and investors to better understand and assess changes from period to period in shareholders' equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets.

“Tangible equity to tangible assets” is defined as the ratio of shareholders' equity reduced by intangible assets, divided by total assets reduced by intangible assets. We believe this measure is important to many investors who are interested in relative changes from period to period in equity and total assets, each exclusive of changes in intangible assets.

“Tangible book value per common share” is defined as book value, excluding the impact of goodwill, if any, divided by common shares outstanding. We believe this measure is important to many investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill is an intangible asset that is recorded in a purchase business combination.

“Total revenue” is defined as net interest income and non-interest income, excluding gains and losses on the sale of investment securities available-for-sale. We believe adjustments made to our operating revenue allow management and investors to better assess our operating revenue by removing the volatility that is associated with certain other items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net income, without giving effect to loan loss provision and income taxes, and excluding gains and losses on the sale of investment securities available-for-sale. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan losses or other items that are unrelated to our core business.

“Efficiency ratio” is defined as non-interest expense divided by our total revenue. “Efficiency ratio, as adjusted” is defined as non-interest expense excluding non-recurring expenses associated with the Chartwell acquisition and intangible amortization expense, where applicable, divided by our total revenue. We believe this measure, particularly at the Bank, allows management and investors to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

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TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2015	2014	2014
Tangible equity to tangible assets:
Total shareholders' equity	$308,169	$305,390	$299,382
Less: intangible assets	51,985	52,374	53,498
Tangible equity	$256,184	$253,016	$245,884
Total assets	$2,916,111	$2,846,857	$2,541,695
Less: intangible assets	51,985	52,374	53,498
Tangible assets	$2,864,126	$2,794,483	$2,488,197
Tangible equity to tangible assets	8.94%	9.05%	9.88%

Tangible book value per common share:
Tangible equity	$256,184	$253,016	$245,884
Common shares outstanding	28,008,462	28,060,888	28,690,279
Tangible book value per common share	$9.15	$9.02	$8.57

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014
Pre-tax, pre-provision net revenue:
Net interest income	$16,456	$17,516	$15,862
Total non-interest income	9,058	8,830	4,480
Less: net gain on the sale of investment securities available-for-sale	17	—	1,014
Total revenue	25,497	26,346	19,328
Less: total non-interest expense	17,102	19,378	12,792
Pre-tax, pre-provision net revenue	$8,395	$6,968	$6,536

Efficiency ratio:
Total non-interest expense (numerator)	$17,102	$19,378	$12,792
Total revenue (denominator)	$25,497	$26,346	$19,328
Efficiency ratio	67.07%	73.55%	66.18%

Efficiency ratio, as adjusted:
Less: nonrecurring expenses (1)	$—	$1,614	$45
Less: intangible amortization expense	389	390	130
Total non-interest expense, as adjusted (numerator)	$16,713	$17,374	$12,617
Total revenue (denominator)	$25,497	$26,346	$19,328
Efficiency ratio, as adjusted	65.55%	65.95%	65.28%

(1)	Nonrecurring expenses include costs associated with the Chartwell transaction.

EXHIBIT 99

BANK SEGMENT
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014
Bank pre-tax, pre-provision net revenue:
Net interest income	$16,456	$17,516	$15,862
Total non-interest income	1,402	1,148	2,026
Less: net gain on the sale of investment securities available-for-sale	17	—	1,014
Total revenue	17,841	18,664	16,874
Less: total non-interest expense	11,215	11,541	10,863
Pre-tax, pre-provision net revenue	$6,626	$7,123	$6,011

Bank efficiency ratio:
Total non-interest expense (numerator)	$11,215	$11,541	$10,863
Total revenue (denominator)	$17,841	$18,664	$16,874
Efficiency ratio	62.86%	61.84%	64.38%

Bank efficiency ratio, as adjusted:
Less: nonrecurring expenses (1)	$—	$—	$45
Total non-interest expense, as adjusted (numerator)	$11,215	$11,541	$10,818
Total revenue (denominator)	$17,841	$18,664	$16,874
Efficiency ratio, as adjusted	62.86%	61.84%	64.11%

(1)	Nonrecurring expenses include costs associated with the Chartwell transaction.